Exhibit 4.26

__________________________________________________________
Amended and Restated Transition Services Agreement

__________________________________________________________

between

Alvotech

and

Aztiq Consulting ehf.

2

This Amended and Restated Transition Services Agreement (the “Agreement”) is made on 4 December 2024 and effective as of 1 December 2024 (the “Amendment Date”)
Between:
(1)Aztiq Consulting ehf., a company incorporated in Iceland with registered number 620921-0920 and whose registered office is at Smaratorg 3, 201 Kopavogur, Iceland (“Aztiq”); and
(2)Alvotech, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B258.884 (“Alvotech”),
(each an “Party”, and together the “Parties”).

RECITALS

(A)The Parties have entered into a Transition Services Agreement (the “Original Agreement”) dated 16 September 2022 (the “Effective Date”) as Alvotech has executed a business combination transaction in June 2022 with a public company listed on Nasdaq as a result of which Alvotech has become a publicly traded company in the United States and Iceland.
(B)As a result of becoming a publicly traded company, Alvotech has become, subject to reporting requirements of the U.S. Securities Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, as well as rules and regulations applicable to Alvotech as a result of its admission to trading on First North Iceland. Alvotech’s management and other personnel are expected to devote a substantial amount of time to these initiatives, and expect these rules and regulations to substantially increase legal and financial compliance costs and to make some activities more time consuming and costly.
(C)In the past, certain employees of the Aztiq Group have provided various forms of administrative and legal support to the Alvotech Group, and, in light of its public listing, Alvotech desires that these individuals continue to support the Alvotech Group on an interim, transitional basis.
(D)The Parties have agreed that Aztiq will provide certain services to the Alvotech Group on such interim, transitional basis under the terms and conditions of the Original Agreement.
(E)The Parties have further agreed that the Original Agreement shall be amended by this Agreement to reflect the amendment to Schedule 1B - List of Aztiq Personnel - providing Services and the associated reduction in the Service Fee.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.Definitions and Interpretation
1.1In this Agreement, including in its Recitals, the following expressions have the following meanings:
“1993 Law” means the Luxembourg Law of 5 April 1993 on the financial sector, as amended; “Adhoc Services” has the meaning given to it in Clause 2.1;
“Alvotech Group” means Alvotech and any subsidiary undertaking of Alvotech, in each case whether direct or indirect;
“Amendment Date” has the meaning given in the preamble;
“Applicable Laws” means any applicable statutes, laws, ordinances, orders, judgments, decrees, rules or regulations issued by any Governmental Entity, and any judicial or administrative interpretation of any of these;
“Aztiq Group” means Aztiq and any group undertaking of Aztiq, in each case whether direct or indirect;

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“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Luxembourg, Iceland and the United States of America;
“Contract Years” means the successive twelve (12) month periods during the Term, with the first such period commencing on the Effective Date;
“Controller” has the meaning given to it in the GDPR;
“Data Protection Authority” means a Supervisory Authority as defined in the GDPR; “Data Protection Impact Assessment” has the meaning given to it in the GDPR;
“Data Protection Laws” means: (a) the GDPR, Directive 2002/58/EC and Directive 2009/136/EC, together with any national complementing or implementing laws in any Member State of the European Union (including but not limited to the Luxembourg law of 1st August 2018 on the organization of the National Commission for Data Protection and the general regime on data protection, as may be amended or replaced); and (b) any equivalent legislation, or legislation dealing with the same subject matter, anywhere in the world;
“Data Subject(s)” has the meaning given to it in the GDPR; “Effective Date” has the meaning given in the preamble;
“GDPR” means the General Data Protection Regulation (EU) 2016/679, together with any national implementing or supplementing laws in any Member State of the European Union;
“Governmental Entity” means:
(a)any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union and any tax authority; and
(b)any governmental regulatory authority or agency responsible for the grant of approval, clearance, qualification, licensing or permitting of any aspect of research, development, manufacture, marketing, distribution or sale of medicinal products, including the European Medicines Agency (or their successors);
“Group” means:
(a)in respect of Alvotech, the Alvotech Group; and
(b)in respect of Aztiq, the Aztiq Group;
“Insider List” has the meaning given to it in Clause 10.11; “Insolvency Event” in respect of a Party means that such Party:
(a)is dissolved or has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(b)is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(c)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) of this definition of the term "Insolvency Event" above);

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(d)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(e)seeks or becomes subject to a “suspension of payments", "moratorium of any indebtedness", “winding up”, "insolvency, "reorganisation", “administration” or “dissolution” including, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganization proceedings.
“Intellectual Property Rights” means: (a) patents, utility models and rights in inventions; (b) Trade Marks; (c) copyrights (including rights in software), database rights, rights in designs and semiconductor topography rights; (d) rights in each of know-how, confidential information and trade secrets; (e) any other intellectual property rights; and (f) all rights or forms of protection having equivalent or similar effect to the rights referred to in paragraphs (a) to (e), in each case anywhere in the world, whether unregistered or registered (including, in each case, applications, rights to apply and rights to claim priority) and including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;
“Losses” means any losses, damages, claims, liabilities, costs and expenses (including reasonable attorneys’ and other legal fees);
“MAR” means the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as amended;

“Personal Data” has the meaning given to it in the GDPR; “Personal Data Breach” has the meaning given to it in the GDPR; “Processing” has the meaning given to it in the GDPR; “Processor” has the meaning given to it in the GDPR;
“Relevant Personal Data” means Personal Data that are processed for the purposes of providing or receiving the Services and described in Schedule 3;
“Service Fees” means the fees described in Clause 4.1;
“Services” means the Standard Services and Adhoc Services as described in Schedule 1; “Standard Services” has the meaning given to it in Clause 2.1;
“Subprocessor” means a third party engaged by a Processor to process any Relevant Personal Data, subject to the provisions of Schedule 2;
“Tax” means all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies in the nature of tax and

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withholdings and deductions for or on account of tax, in each case of any jurisdiction and whenever imposed and all related penalties, charges, costs and interest;

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“Term” has the meaning given to it in Clause 9.1;
“Trade Marks” means trade marks, service marks, trade names, domain names, rights in logos and rights in each of get-up and trade dress; and
“VAT” means:
(a)any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere.
1.2In this Agreement:
(a)any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;
(b)a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;
(c)reference to clauses and annexes are references to, respectively, clauses of and annexes to this Agreement and reference to this Agreement includes its annexes;
(d)a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and
(e)words denoting the singular include the plural and vice versa;
(f)words denoting a gender also include the other gender;
(g)words denoting persons include bodies corporate, partnerships, associations and any other organised groups of persons or entities whether incorporated or not;
(h)clause headings are for ease of reference only and shall not affect interpretation

2.Services and Service Standards
2.1Aztiq shall provide, or procure the provision of, the standard services (the “Standard Services”) to the Alvotech Group during the Term in accordance with the terms and conditions of this Agreement.
2.2In addition to the Standard Services there may be adhoc services requested by the senior management of the Alvotech Group (“Adhoc Services” and together with the Standard Services, the “Services”).
2.3For the avoidance of doubt, no services will be rendered which are subject to the 1993 Law or which would otherwise require a licence in Luxembourg.1
2.4Aztiq shall at all times act with reasonable and professional skill, diligence and care in its provision or procurement of the Services and shall perform, or procure the performance of, the Services in compliance with all Applicable Laws.

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1 Arendt Note: To be determined whether additional jurisdictions are to be included.

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3.Project management, Co-operation and Delegation
3.1Aztiq is hereby expressly authorized by the Alvotech Group, and the Alvotech Group hereby expressly delegate any rights, powers and obligations to take all actions necessary or desirable for the performance and satisfaction of all Services to be provided to the Alvotech Group hereunder, provided that the Services provided under this Agreement are under the supervision of the senior management of the Alvotech Group.
3.2Aztiq shall for all purposes herein be deemed to be an independent contractor and shall unless otherwise expressly provided herein or authorised by Alvotech have no authority to represent the Alvotech Group in any way or otherwise be deemed an agent of the Alvotech Group.
3.3During the Term, the Alvotech Group shall use best efforts to cooperate with Aztiq and provide such information and assistance, on a timely basis, as may be reasonably required by Aztiq to enable it to provide the Services.
3.4In the event that in the course of providing the Services, Aztiq must act for and/or on behalf of Alvotech, only the Aztiq persons listed in Schedule 1B or any other person as may be agreed between the Parties from time to time shall be authorized to act for and on behalf of Alvotech.

4.Service Fees and Payment
4.1Subject to Clause 4.2 below, the total fees for the Services shall be as follows:
(a)for the performance of the Standard Services in Schedule 1, a monthly fee of an amount of USD 12,500as of the Amendment Date (the “Monthly Fee”); and
(b)Adhoc Services will be renumerated by means of a separate fee letter.
4.2In the event that any of the personnel who Aztiq deploys to assist in the provision of the Services on the date of this Agreement cease to be engaged by Aztiq and/or Aztiq is not able to provide the Services to the standard required by this Agreement, the Parties agree that the fees payable in Clause 4.1 above shall be reduced and the Parties shall agree in good faith the size of such reduction.
4.3The Parties shall review in good faith at least once per Contract Year whether the Services are still required and whether the Services can be amended or terminated. Furthermore, the parties shall review in good faith at least once per Contract Year whether the Monthly Fee is appropriate and that the Agreement remains on an arm’s length basis.
4.4Except as expressly provided in this Clause 4 and subject to Clause 5, the Service Fees shall be the only amounts payable by the Alvotech Group in relation to the provision of the Services and shall be invoiced to Alvotech Group on a quarterly basis in arrears.
4.5The Service Fees are expressed exclusive of any VAT. If any VAT is chargeable on any Service made by Aztiq to the Alvotech Group under this Agreement, it will be payable in addition to it.
4.6All amounts payable by the Alvotech Group under this Agreement shall be paid without any set- off, deduction, withholding or counterclaim, except as required by Applicable Law.
4.7The Service Fees shall be due and payable by the Alvotech Group thirty (30) days after its receipt of the relevant invoice from Aztiq.
4.8If the Alvotech Group fails to make any payment of an undisputed amount due to Aztiq under this Agreement by the due date for payment, the Alvotech Group shall pay to Aztiq interest at the rate of two (2) per cent per annum above the base rate from time to time of HSBC Bank Plc calculated on a daily basis for the period from the due date for payment up to and including the date of actual payment (both before and after any judgment).

5.Costs

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5.1The Alvotech Group shall bear, and shall reimburse Aztiq for:

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(a)all reasonable out-of-pocket expenses properly incurred by the Aztiq for or on behalf of the Alvotech Group or at the Alvotech Group's written request or direction;
(b)all reasonable out-of-pocket expenses properly incurred by the Aztiq relating or incidental to the provision of Services;
(c)all reasonable fees, charges and expenses charged to the Aztiq (if any) by professional, technical, consultancy or support service providers engaged by the Alvotech Group or at the request of the Alvotech Group, in accordance with the relevant agreed terms of engagement or appointment; and
(d)all travel cost associated with the Services.

6.Intellectual Property
6.1All Intellectual Property Rights created by, or on behalf of, Aztiq in the provision of the Services shall vest in Aztiq automatically, except for any Intellectual Property Rights that are specifically developed by Aztiq for Alvotech or any other member of the Alvotech Group as a service deliverable or as part of a service deliverable (e.g. source code) under any of the Services, which shall be owned Alvotech and Aztiq hereby assigns (by way of present and future assignment) to Alvotech any such Intellectual Property Rights which vest in Aztiq automatically.
6.2Aztiq hereby grants to Alvotech a royalty-free, non-exclusive, non-transferable, non- sublicensable (except to other members of the Alvotech Group) licence to use the Intellectual Property Rights owned by Aztiq that are used in connection with the provision of the Services only to the extent necessary for, and for the sole purpose of, the receipt of the relevant Services during the Term.
6.3Alvotech hereby grants to Aztiq a royalty-free, non-exclusive, non-transferable, non- sublicensable (except to other members of the Aztiq Group) licence to use the Intellectual Property Rights owned by Alvotech which are used in connection with the provision of the Services, only to the extent necessary for, and for the sole purpose of, the provision of the relevant Services during the Term.
6.4Save as expressly provided in this Clause 6, no Party nor the other members of its Group shall acquire, nor be granted, any rights to use the Intellectual Property Rights of any other Party or the other members of its Group by virtue of this Agreement.

7.Data Protection
7.1The Parties agree and undertake to comply with the data protection measures as described in
Schedules 2 and 3.

8.Liability
8.1Nothing in this Agreement shall limit or exclude a Party’s liability for:
(a)gross negligence and wilful misconduct;
(b)fraud or fraudulent misrepresentation; or
(c)any other liability which cannot be limited or excluded by Applicable Law.
8.2Except as provided in Clause 8.1, neither:
(a)Party shall have any liability to the other Party for any indirect, consequential or special losses or punitive damages;
(b)of the Alvotech Group shall have any liability to Aztiq under or in connection with this Agreement for any of the following:

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(i)loss of, or damage to, goodwill or reputation;

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(ii)loss of anticipated savings or loss of opportunity;
(iii)loss of profits or revenue;
(iv)loss of sales or business;
(v)loss of agreements or contracts; or
(vi)wasted management, operational or other time; and
(c)Aztiq shall have any liability to the Alvotech Group under or in connection with this Agreement for any of the following:
(i)loss of, or damage to, goodwill or reputation;
(ii)loss of anticipated savings or loss of opportunity;
(iii)loss of profits or revenue;
(iv)loss of sales or business;
(v)loss of agreements or contracts; or
(vi)wasted management, operational or other time;
in each case, whether that liability arises in contract or tort (including negligence), for breach of statutory duty or otherwise.
8.3Except as provided in Clause 8.1 and subject to Clause 8.2, the Alvotech Group’s aggregate liability under or in connection with this Agreement shall be limited in each Contract Year to the total Service Fees paid or payable by the Service Recipient in the immediately preceding Contract Year.
8.4Except as provided in Clause 8.1 and subject to Clauses 8.2(a) and 8.5, Aztiq’s aggregate liability under or in connection with this Agreement shall be limited in each Contract Year to the total Service Fees paid or payable by the Service Recipient in the immediately preceding Contract Year.
8.5Except as provided in Clause 8.1, Aztiq’s liability under or in connection with this Agreement shall be reduced to the extent that its failure or delay in performing the Services is caused by the Alvotech Group’s breach of its obligations under this Agreement.

9.Term and Termination
9.1This Agreement commences on its execution and, unless terminated earlier in accordance with its terms, will continue until 23:59:59 CET on the third anniversary of the Effective Date (the “Term”), if not terminated earlier by the Parties in accordance with Clause 9.2.
9.2The Parties shall review in good faith at least once per Contract Year whether the Services are still required and whether the Agreement should be amended or terminated.
9.3Alvotech shall have the right to terminate this Agreement in its sole discretion for any reason by giving Aztiq sixty (60) day notice in writing.
9.4Aztiq may terminate this Agreement on written notice to Alvotech if:
(a)the Alvotech Group fails to pay any undisputed Service Fees that have not been paid by the due date within thirty (30) days of its receipt of a notice from Aztiq given after that due date that requires those Service Fees to be paid;
(b)the Alvotech Group is in material breach of this Agreement and that breach is not capable of remedy or, if capable of remedy, has not been remedied within sixty (60) days of a notice from Aztiq requiring it to be remedied; or

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(c)Alvotech is subject to an Insolvency Event.
9.5On termination or expiry of this Agreement for any reason, Aztiq shall provide to Alvotech for up to ninety (90) days reasonable access to its personnel that have provided the Services, copies of all documentation, data and information that relate to the provision of the Services and that are reasonably requested by Alvotech and all other reasonable assistance as is reasonably requested by Alvotech, in each case to enable Alvotech to smoothly transfer and take on the Services themselves, or engage a third party provider to do so.
9.6On expiry or termination of this Agreement, any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after expiry or termination of this Agreement shall remain in full force and effect, including this Clause 9.6 and Clauses 6, 7, 8, 10, 13, 15 and 19.
9.7Expiry or termination of this Agreement for any reason, shall not affect the accrued rights, remedies, obligations or liabilities of either of the Parties existing at expiry or termination.

10.Confidentiality and Inside Information
10.1Save as expressly provided in this Clause 10, each Party undertakes that at any and all times it shall treat, and shall procure that the other members of its respective Group shall treat, all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any person, except as expressly permitted by this Clause 10, and shall not use such Confidential Information for any purposes other than the exercise of its rights or the performance of its obligations under this Agreement or to obtain advice, or support its arguments, in respect of any dispute under or in connection with this Agreement (the “Permitted Purpose”).
10.2For the purpose of this Clause 10;
(a)“Confidential Information” of a Party means:
(i)all information (however recorded or preserved) of a confidential nature disclosed by that Party or by any other member of its Group or its or their employees, officers, representatives, advisers, contractors or consultants (each, a “Representative”) to the other Party or its Representatives either before or after the date of this Agreement in connection with this Agreement, including any information that would be regarded as confidential by a reasonable business person, including:
(A)patent and patent applications;
(B)trade secrets;
(C)proprietary and confidential information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of that Party, including without limitation that Party’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, suppliers, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information that Party provides regarding third parties;
(D)the status, expectations and results of clinical trials, regulatory approvals and other information regarding products or product candidates; and

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(E)financial and related information, including but not limited to information regarding estimates or actual numbers of sales, revenues, costs, market sizes and market opportunities.
provided that Confidential Information shall not include information that is:
(i)at the time of disclosure available in the public domain (other than as a result of a breach by the Receiving Party or its Representatives of this Clause 10 or any other agreement between the Parties or any of their Group members);
(ii)already in the lawful possession of the Receiving Party on a non-confidential basis (as evidenced by written records) at the date of the disclosure;
(iii)independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information (as evidenced by written records); or
(iv)or becomes available to the Receiving Party on a non-confidential basis from a third party who, to the Receiving Party’s knowledge, is not in breach of any obligation of confidentiality or prohibition on disclosure in disclosing such information to the Receiving Party;
(b)the “Receiving Party” means the Party that receives Confidential Information of the other Party; and
(c)the “Disclosing Party” means the Party by, or on behalf of which, Confidential Information is disclosed.
10.3The Receiving Party may disclose, or permit the disclosure of the Disclosing Party’s Confidential Information with the prior written consent of the Disclosing Party. Alvotech may also disclose, or permit the disclosure of Aztiq’s Confidential Information provided that such Confidential Information is disclosed:
(a)in good faith to Alvotech’s Representatives, in each case provided that:
(i)the disclosure is limited to the Confidential Information that the relevant Representative strictly needs to know for the Permitted Purpose;
(ii)Alvotech informs its Representatives of the confidential nature of the Confidential Information (including where such Confidential Information constitutes a trade secret) and the requirements of this Clause 10 prior to the disclosure; and
(iii)Alvotech:
(A)shall at all times be responsible for any breach of the terms of this Clause 10 by any person(s) to whom it has disclosed Aztiq’s Confidential Information as if such person(s) were each a Party to this Agreement; and
(B)shall procure that each such person who receives such Confidential Information of Aztiq adheres to the requirements of this Clause 10;
(b)to the extent required by and in accordance with any Applicable Law, court order or any requirement of a Governmental Entity or stock exchange or securities exchange, in each case, provided that the Receiving Party gives as much prior written notice of such disclosure as possible to the Disclosing Party and takes into account the reasonable requests of the Disclosing Party in relation to the form, timing and content of such disclosure.
10.4The provisions of this Clause 10 shall continue to apply after the termination or expiry of this Agreement for twenty-four (24) months.

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10.5On termination of this Agreement, each Party shall promptly:
(a)Return or delete (at its discretion) all records, documents and materials (including all copies) in its possession and control containing, reflecting, incorporating or based on the Confidential Information of the other Party;
(b)erase all Confidential Information of the other Party from its computer systems (to the extent possible); and
(c)certify in writing (email being sufficient) to the other Party that it has complied with the requirements of this Clause 10, provided that each Party may retain documents and materials containing, reflecting, incorporating or based on any Confidential Information of the other Party to the extent required by Applicable Law or any Governmental Entity or to the extent required to be kept for compliance with any internal bona fide document retention or corporate governance policies or practice.
10.6All Confidential Information is and shall remain the property of the Disclosing Party. Each Party reserves all rights in its Confidential Information. No rights or obligations in respect of a Party’s Confidential Information other than those expressly stated in this Agreement are granted to the other Party or implied from this Agreement.
10.7Except as expressly stated in this Agreement, no Party makes any express or implied warranty, undertaking or representation as to the accuracy or completeness of its Confidential Information.
10.8In addition to above, Aztiq acknowledges that some or all of the Confidential Information belonging to Alvotech Group is or may contain “Inside Information” determined according to Article 7 of the MAR and that the use and disclosure of such information may be regulated or prohibited by Applicable Law including the MAR
10.9In addition to above, Aztiq acknowledges that some or all of the Confidential Information belonging to Alvotech Group is or may contain material nonpublic information, and that the use and disclosure of such information, including trading on the basis of such material nonpublic information, may be regulated or prohibited by Applicable Law including the United States securities laws and regulations.
10.10Aztiq expressly acknowledges that Alvotech shall not be liable for any misuse or unlawful disclosure of such Inside Information by Aztiq Group or its Representatives.
10.11According to Article 18 of the MAR, Alvotech is responsible of drawing and promptly updating a list of all persons having access to Inside Information (“Insider List”), which should be available for delivery upon the request of a competent authority as soon as possible. In this respect, Aztiq expressly accepts that its Representatives listed in Schedule 1B may be included on the Insider List if required by the MAR or other Applicable Laws and undertakes to inform Alvotech of its Representatives who possess any Inside Information in due course, if requested by Alvotech.
10.12In addition, Alvotech has the responsibility and shall take all reasonable steps to ensure that any person included on the Insider List, acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of Inside Information as mentioned in Article 18 of the MAR. The personal statement acknowledging the above shall be collected by Aztiq Group and promptly delivered to Alvotech.

11.Severability
If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid

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provision shall be deemed to be severable. Each of the Parties agrees in such case to use its best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

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12.Amendments
This Agreement may only be amended or supplemented by a written agreement signed by all of the Parties.

13.Remedies and Waivers
13.1No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.
13.2No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
13.3The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
13.4The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

14.Costs and Expenses
Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

15.Notices
15.1All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the party to whom notice is to be given, or (ii) on the first (1st) Business Day after delivery to an international courier service, if properly addressed and all costs prepaid, to the parties as follows:
i.Alvotech:
Name:    Alvotech
Address:    9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg For the attention of:    The Board of Directors
Email address:    [***]
with a copy to    [***]
ii.Aztiq:
Name:    Aztiq Consulting ehf.
Address:    Smaratorg 3, 201 Kopavogur, Iceland For the attention of:    [***]
Email address:    [***]
with a copy to:    [***]
15.2A Party shall notify the other Party in writing of any change to its details in accordance with the provisions of this Clause 15.

16.Entire Agreement
This Agreement contains the entire understanding of the Parties hereto with respect to the

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subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.

17.Assignment and Subcontracting
17.1No Party may assign, transfer, create any trust over, charge or otherwise encumber or deal in any other manner with all or any of its rights and obligations under this Agreement (including any cause of action arising in connection with it) without obtaining:
(a)in the case of Alvotech, the prior written consent of Aztiq; and
(b)in the case of Aztiq, the prior written consent of Alvotech, in each case, such consent not to be unreasonably withheld or delayed.
17.2Aztiq may not sub-contract all or any of its obligations under this Agreement without obtaining the prior written consent of Alvotech (not to be unreasonably withheld or delayed) and provided that Aztiq shall remain responsible and liable for the provision of the Services notwithstanding any sub-contracting.

18.Counterparts
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.

19.Governing Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

The Parties have executed this Agreement in counterparts, each Party acknowledging receipt of one copy on the date first above written.

[Remainder of page remains intentionally blank and signature page follows]

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[Signature page - Share Transfer Agreement]

Aztiq Consulting ehf.    Alvotech

_____________________________________/s/ Arni Hardarson        /s/ Tanya Zharov

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By: Arni Hardarson

Title: authorized signatory

By: Tanya Zharov

Title: authorized signatory

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Schedule 1    List of Services to be provided by Aztiq

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Schedule 1B – List of Aztiq Personnel

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Schedule 2    Data Protection

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Schedule 3    Data Processing Description

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